As filed with the Securities and Exchange Commission on November 13, 2002.	Registration No. 333- ________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_________

SUPERIOR ENERGY SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware		75-2379388
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
1105 Peters Road
Harvey, Louisiana 70058
(Address, including zip code, of
Registrant's principal executive offices)
Superior Energy Services, Inc. 2002 Stock Incentive Plan (Full title of the plan)

__________

Robert S. Taylor
Chief Financial Officer
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrére & Denégre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.001 par value per share)	1,400,000 shares	$8.00(2)	$11,200,000	$ 1,030.40

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)

 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The New York Stock Exchange on November 11, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

            The following documents, which have been filed by Superior Energy Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

            (a)    The Company's most recent Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act");

            (b)    All other reports filed by the Company with the Commission pursuant to Section 13 of the 1934 Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

            (c)    The description of the Company's Common Stock set forth in its registration statement under the 1934 Act on Form 8-A/A filed May 3, 2001.

            All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.            Description of Securities.

             Not applicable.

Item 5.            Interests of Named Experts and Counsel.

             Not applicable.

Item 6.            Indemnification of Directors and Officers.

            The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

            The Certificate also requires the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors, officers, employees and agents.

           Under Section 9 of the Company's bylaws, the Company is required to defend and indemnify each person who is involved in any threatened or actual claim, action or proceeding by reason of the fact that such person is or was a director or officer of the Company serving in a similar position with respect to another entity at the request of the Company if (i) the director or officer is successful in defending the claim on its merits or otherwise or (ii) the director or officer meets the standard of conduct described in Section 9 of the Company's bylaws. However, the director or officer is not entitled to indemnification if (i) the claim is brought by the director or officer against the Company or (ii) the claim is brought by the director or officer as a derivative action by the Company or in its right, and the action has not been authorized by the Board of Directors. The rights conferred by Section 9 of the Company's bylaws are contractual rights and include the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

            In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director that are in excess of the coverage provided by such insurance; provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 7.            Exemption From Registration Claimed.

            Not Applicable.

Item 8.            Exhibits.
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrére & Denégre, L.L.P.
23.1	Consent of KPMG LLP
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrére & Denégre, L.L.P. (included in Exhibit 5).

Item 9.            Undertakings.
(a)	The undersigned Registrant hereby undertakes:

                    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harvey, Louisiana, on November 12, 2002.
SUPERIOR ENERGY SERVICES, INC. By: /s/ Terence E. Hall
Terence E. Hall Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Terence E. Hall and Robert S. Taylor, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Terence E. Hall Terence E. Hall	Director, Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	November 12, 2002
/s/ Robert S. Taylor Robert S. Taylor	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2002
/s/ Richard A. Bachmann Richard A. Bachmann	Director	November 12, 2002
_______________________ Ben A. Guill	Director	November , 2002
/s/Joseph R. Edwards Joseph R. Edwards	Director	November 12, 2002
/s/Richard A. Pattarozzi Richard A. Pattarozzi	Director	November 12, 2002
/s/ Justin L. Sullivan Justin L. Sullivan	Director	November 12, 2002